Exhibit 99.1

HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road, Rockville, Maryland 20850
HGS

FOR IMMEDIATE RELEASE
CONTACTS
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES REPORTS SIGNIFICANT PROGRESS AND
OUTLINES ITS NEXT STEPS ON THE PATH TO COMMERCIALIZATION
- Albuferon™ Phase 3 clinical development program announced (biweekly administration); Phase
2b trial of Albuferon planned at higher doses with monthly administration -
- Albuferon and LymphoStat-B™ to enter Phase 3 trials, with regulatory concurrence, before year-end
2006; collaborations with world-class pharmaceutical companies in place for both products -
- Previous financial guidance for 2006 confirmed; HGS anticipates average annual net cash burn of approximately $150 million over next several years, based on current programs -
- Goal is to manage cash to take lead products to Phase 3 data without additional financing -
ROCKVILLE, Maryland – October 4, 2006 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today will report significant progress and outline its next steps on the path to commercialization at a meeting of financial analysts and investors in New York. (A webcast of today’s Human Genome Sciences Analyst and Investor Meeting may be accessed at www.hgsi.com, beginning at 12:00 P.M. Eastern time.)
“The focus of HGS is the path to commercialization,” said H. Thomas Watkins, President and Chief Executive Officer. “We expect Human Genome Sciences to be a Phase 3 company by the end of 2006, with both Albuferon™ and LymphoStat-B™ moving forward. We will also begin cGMP production of ABthrax™ in the first quarter of 2007, to meet our objective of delivering on our contract with the U.S. Government in 2008. We have significantly reduced our average annual net cash burn, and have greatly strengthened the HGS balance sheet by monetizing real estate assets. The Company’s goal is to manage cash to take Albuferon and LymphoStat-B to Phase 3 data without the need to raise additional funds. We have the people, the products and the financial resources to continue our drive toward commercialization.”
During today’s Analyst and Investor Meeting, HGS executives will highlight the following key areas:
HGS PIPELINE PROGRESS
Albuferon™ (albumin-interferon alpha 2b), a novel long-acting form of interferon alpha for the treatment of chronic hepatitis C
Phase 3 clinical development program: In a separate press release today, HGS announced its Phase 3 clinical development program for Albuferon, which the Company believes could become the best-in-class immunomodulator in treatment regimens for chronic hepatitis C (HCV). U.S. and key European regulatory authorities have agreed with the design of the Phase 3 program and clinical trials, and HGS expects to initiate Phase 3 trials before the end of 2006. The Albuferon Phase 3 program will include two randomized, open-label, active-controlled, multi-center non-inferiority Phase 3 trials, ACHIEVE 1 and ACHIEVE 2/3. ACHIEVE 1 will evaluate Albuferon in combination with ribavirin in patients with HCV genotype 1. The total duration of therapy will be 48 weeks, with 24 weeks of follow-up to document sustained virologic response (SVR). ACHIEVE 2/3 will evaluate Albuferon in combination with ribavirin in patients with HCV genotypes 2 or 3. The total duration of therapy will be 48 weeks, with 24 weeks of follow-up to document SVR. Both ACHIEVE 1 and ACHIEVE 2/3 will evaluate two doses of Albuferon (900 mcg and 1200 mcg) administered subcutaneously once every 2 weeks, and will include an active control group that will receive PEGASYS once every week at a dose of 180 mcg. The primary efficacy endpoint for both Phase 3 studies will be SVR, defined as undetectable HCV RNA viral load at 24 weeks following the end of treatment.
Recently released interim data from ongoing Phase 2 trials of Albuferon in combination with ribavirin demonstrate that Albuferon may offer efficacy and safety at least comparable to the current standard of care, but with less frequent injections – with dosing every two weeks, compared to weekly dosing for the pegylated interferons, which are the current standard of care. In addition, the Phase 2 studies provide a strong scientific basis for the continued exploration of Albuferon at higher doses administered once a month. Interim data in non-responders show that Albuferon doses of 1500 mcg and 1800 mcg are well tolerated when given every two weeks and have greater antiviral activity than the 900-mcg and 1200-mcg doses. The results of Phase 2 clinical trials to date support the further evaluation of Albuferon in Phase 3 trials.
Commercial potential: The current U.S. HCV market for long-acting interferons is estimated at approximately $2 billion, and the market is expected to grow substantially in the coming years. Experts expect interferon alpha to remain the backbone of combination therapies for HCV. HGS market research indicates that Albuferon could become the interferon alpha of choice if it achieves efficacy and safety at least comparable to the pegylated interferons with dosing once every two weeks. Phase 2 results to date indicate that this base-case scenario appears achievable, although these results must be confirmed in Phase 3 trials.
Collaboration with Novartis: In June 2006, HGS entered into an exclusive worldwide agreement with Novartis for the development and commercialization of Albuferon. Under the agreement, HGS and Novartis will co-commercialize Albuferon in the United States, and will share U.S. commercialization costs and U.S. profits equally. Novartis will be responsible for commercialization in the rest of the world and will pay HGS a royalty on those sales. HGS and Novartis will share equally in clinical development costs. HGS has received an upfront fee of $45 million. Development, commercial milestone and other payments to HGS, including the upfront fee, could total as much as $507.5 million, including $47.5 million when the first patient is dosed in a Phase 3 clinical trial.
Next steps: HGS plans to initiate Phase 3 trials of Albuferon before the end of 2006. In 2007, HGS plans to initiate a Phase 2b trial of Albuferon in treatment-naïve patients to evaluate higher doses, with subcutaneous administration once every four weeks.
LymphoStat-B™ (belimumab), a human monoclonal antibody that neutralizes BLyS™ (B-lymphocyte stimulator), for the treatment of systemic lupus erythematosus SLE)
Phase 3 clinical development program: In August 2006, HGS announced its Phase 3 clinical development program for LymphoStat-B, which the Company believes has the potential to offer a valuable new therapeutic option for the treatment of SLE. HGS has met with both the U.S. Food and Drug Administration (FDA) and the European Agency for the Evaluation of Medicinal Products, and has received agreement on the major components of the Phase 3 program, including the primary efficacy endpoint, target patient population, and dose selection. As proposed by HGS, the Phase 3 development program for LymphoStat-B will include two double-blind, placebo-controlled, multi-center Phase 3 superiority trials, BLISS-52 and BLISS-76, which will evaluate the efficacy and safety of LymphoStat-B plus standard of care, versus placebo plus standard of care, in the treatment of patients with active SLE. The total duration of the two studies will differ, at 76 weeks (BLISS-76) and 52 weeks (BLISS-52), respectively. Aside from duration, the two studies will have similar protocols. The design of both Phase 3 trials includes a primary efficacy endpoint that emerged directly from the Phase 2 trial of LymphoStat-B – a combined patient response rate at 52 weeks that includes elements of the SELENA SLEDAI and BILAG disease activity indices, as well as the Physician’s Global Assessment index. These measures are well known to clinical investigators with experience in SLE.
Phase 2 results: In June 2006, HGS reported the full presentation of data from a Phase 2 clinical trial of LymphoStat-B in 449 patients with active SLE. The results show that LymphoStat-B produced statistically significant reductions in disease activity versus placebo, exhibited clinically relevant biological activity, and was safe and well tolerated. Among the Phase 2 study findings was a significantly improved response rate among seropositive patients at Week 52, as defined by an improvement in SELENA SLEDAI score of 4 points or greater, no BILAG worsening, and no worsening in Physician’s Global Assessment (46% for LymphoStat-B versus 29% for placebo, p<0.01). This combination of measures is the primary efficacy endpoint included in the Phase 3 program design.
Commercial potential: It is estimated that up to 1.5 million patients in the U.S. are afflicted with lupus and related conditions. An estimated 320,000 of these patients have moderate-to-severe SLE. Current therapy for SLE patients involves a variety of immunosuppressive and cytotoxic agents, with prednisone as the mainstay therapy. These existing treatments are generally considered inadequate because of their significant side effects and their inability to adequately control disease symptoms and progression. HGS market research, based on the product profile demonstrated in Phase 2, indicates that LymphoStat-B could play a major role in the treatment of SLE, with a differentiated potential for use in maintenance therapy, assuming that Phase 3 trials are successful.
Collaboration with GlaxoSmithKline (GSK): In July 2005, GSK exercised its option under a June 1996 agreement to co-develop and co-commercialize LymphoStat-B with HGS throughout the world. In August 2006, HGS and GSK entered into a definitive co-development and commercialization agreement under which HGS will have responsibility for conducting the LymphoStat-B Phase 3 trials, with assistance from GSK. HGS received a $24 million payment from GSK in the third quarter of 2006, in consideration of GSK’s right to co-develop and co-commercialize LymphoStat-B. The companies will share equally in Phase 3/4 development costs, sales and marketing expenses, and profits of any product commercialized under the agreement.
Next steps: HGS has submitted the final LymphoStat-B Phase 3 protocols to FDA for a Special Protocol Assessment (SPA), and plans to initiate Phase 3 trials of the compound in patients with SLE before the end of 2006.
ABthrax™ (raxibacumab), a human monoclonal antibody that prevents anthrax toxins from entering and killing cells, for the treatment of anthrax disease
U.S. Government Contract: The U.S. Government exercised its option to purchase 20,000 doses of ABthrax for the Strategic National Stockpile in June 2006. HGS expects to receive approximately $165 million in revenues from this award, with more than 90% of the revenues to come in 2008 upon meeting the U.S. Government’s terms for delivery, and the remainder to come when ABthrax is licensed. In 2006, HGS completed the production of ABthrax required to conduct the necessary remaining clinical and laboratory studies required by the contract.
Next steps: HGS plans to complete the production of clinical trial material for ABthrax in 2006, and plans to begin stockpile production in 2007. In 2007, HGS plans to initiate the additional laboratory and clinical studies required to support the filing of a Biologics License Application with the FDA, and to support the emergency use of ABthrax in the event of an occurrence of inhalational anthrax disease prior to licensure.
TRAIL Receptor Antibodies, agonistic human monoclonal antibodies that activate either TRAIL receptor 1 or TRAIL receptor 2 and induce apoptosis, for the treatment of cancers
HGS-ETR1 (mapatumumab) clinical progress: In July 2006, HGS initiated dosing of patients in a Phase 2 trial of HGS-ETR1 in combination with bortezomib (VELCADE) in advanced multiple myeloma. In addition, two open-label, dose-escalation Phase 1B clinical studies are currently underway to evaluate the safety and tolerability of HGS-ETR1 in combination with chemotherapeutic agents in the treatment of patients with advanced solid malignancies. The first is evaluating HGS-ETR1 in combination with paclitaxel and carboplatin. The second is evaluating HGS-ETR1 in combination with gemcitabine and cisplatin. Interim results from these ongoing studies demonstrate that HGS-ETR1 was well tolerated and could be safely and repetitively administered. These data also show that the pharmacokinetics of standard chemotherapeutic agents was unaffected by a combination regimen including HGS-ETR1. Objective responses and stable disease have been observed in some patients, and both studies continue. The results available to date warrant randomized Phase 2 trials of HGS-ETR1 in combination with chemotherapy.
HGS-ETR2 (lexatumumab) clinical progress: In November 2005, HGS reported the results of two Phase 1 trials of HGS-ETR2 in advanced solid tumors. The results demonstrate that HGS-ETR2 was well tolerated at doses up to 10 mg/kg and that dose-limiting toxicity was reached at 20 mg/kg. These results support the advancement of HGS-ETR2 to Phase 1B/2 trials in combination with chemotherapy. In March 2006, HGS initiated an open-label, dose-escalation Phase 1B trial of HGS-ETR2 to evaluate its safety and tolerability in combination with gemcitabine, pemetrexed, doxorubicin, or FOLFIRI.
HGS MANUFACTURING PROGRESS
Large-scale manufacturing facility: In the last quarter of 2005, HGS completed construction of its Large-Scale Manufacturing facility (LSM). This facility is now fully commissioned, with validation of the facility and equipment approximately 95% complete. cGMP production is planned to begin late in 2006. LSM houses two 20,000-liter bioreactors, among the largest in the industry supporting mammalian production, along with dedicated purification suites.
Belward small-scale production facility: The HGS Belward small-scale production facility began cGMP production of clinical materials in 1999. Belward is designed to handle both microbial and mammalian production. ABthrax will be the fifth monoclonal antibody scaled up and produced at Belward. This facility will provide Phase 3 supplies and commercial launch capacity for Albuferon.
Ready for commercial manufacturing: HGS has invested in manufacturing and development capabilities, including both large and small facilities, to ensure successful late-stage clinical production and commercialization for Albuferon, LymphoStat-B, and ABthrax. HGS has developed its manufacturing capabilities as flexible facilities for production of therapeutic proteins from both microbial and cell culture hosts, with fully integrated operations and QA/QC departments, state-of-the art process development and analytical expertise, and has established a track record of successful cGMP production.
Next steps: HGS will begin pre-commercial production and BLA-enabling activities for its lead products in 2007. The Company will also work to identify a small number of potential manufacturing partnerships to leverage its manufacturing capabilities and assets over the next several years to generate revenue and maximize productivity.
HGS FINANCIAL PROGRESS
Reduced annual net cash burn: HGS reported that, through a combination of tight control over spending, increased revenues and clinical development cost-sharing, it has reduced net cash burn from $230 million in 2005 to an anticipated $75-$125 million in 2006. The Company expects that annual net cash burn will average approximately $150 million over the next several years, based on current programs.
Facilities consolidation: HGS has aggressively consolidated its operations into fewer locations over the past 2-3 years, including vacating several buildings in 2006. From the end of 2003 to the end of 2006 the Company will have reduced the total square footage occupied by its offices and laboratories by more than 500,000 square feet.
Strengthening the balance sheet by monetizing real estate assets: In May 2006, HGS substantially strengthened its balance sheet through a significant monetization of real estate assets. The Company completed a $425 million transaction for the sale/leaseback of its large-scale manufacturing facility and a new lease for its headquarters facility. The transaction added $220 million in new cash and freed up approximately $160 million by eliminating a cash restriction associated with the previous lease for the headquarters facility.
Cash management goal: HGS reported that its goal is to manage its cash to take its lead products to Phase 3 data without the need to raise additional funds.
FINANCIAL GUIDANCE FOR FULL-YEAR 2006
HGS confirmed the following guidance regarding the financial results expected for the full year 2006:
HGS expects to end 2006 with cash and investments totaling approximately $725-775 million, depending on the timing of payments related to Albuferon. The Company expects net cash burn in 2006 to be in the range of $75-125 million, as compared with $237 million in 2005 (excluding approximately $70 million in 2005 capital spending for the large-scale manufacturing facility).
The Company expects revenues to increase from $19.1 million in 2005 to approximately $22 million in 2006, plus deferred revenue of $50-100 million, depending on the timing of the Albuferon payments.
Research and development expenses, net of collaboration cost reimbursements, are expected to decrease by 15-20% from 2005 to 2006 (excluding non-cash stock option expenses).
General and administrative expenses are expected to remain approximately flat from 2005 to 2006 (excluding non-cash stock option expenses).
Actual results may vary significantly depending on various factors, including, particularly, changes in the Company’s revenues and additional expenses or charges, as well as changes in shares outstanding, associated with or caused by future alliances, acquisitions, financing transactions or note conversions. In addition, depending on market and interest rate conditions, the Company may explore and take additional actions to strengthen its financial position.
HGS ANALYST DAY WEBCAST
HGS senior executives will provide an overview of the Company at its Analyst and Investor Meeting today in New York, starting at 12 noon Eastern time. The presentations will be webcast and may be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the presentations begin in order to download any software required. The archive of the presentations will be available for several days following the meeting.

ABOUT HUMAN GENOME SCIENCES
The mission of Human Genome Sciences is to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
The HGS clinical development pipeline includes drugs to treat hepatitis C, lupus, anthrax disease, cancer, rheumatoid arthritis and HIV/AIDS. The Company’s primary focus is rapid progress toward the commercialization of its two lead compounds, Albuferon™ for hepatitis C, and LymphoStat-B™ for lupus. Both compounds are expected to advance to Phase 3 clinical trials in 2006.
In June 2006, HGS announced that the U.S. Government has exercised its option under an existing contract to purchase 20,000 doses of ABthrax™, for the treatment of anthrax disease. Other HGS compounds in clinical development include three TRAIL receptor antibodies for the treatment of hematopoietic and solid malignancies, in addition to an antibody to the CCR5 receptor for the treatment of HIV/AIDS.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals interested in more information about trials involving HGS products are encouraged to inquire via the Contact Us section of the HGS web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.
ABthrax, Albuferon, Albugon, BLyS, HGS, Human Genome Sciences and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. Government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date.
Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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